Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

THE PROGRESSIVE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate(2)	Amount of Registration Fee(2)

Equity	Common Shares, par value $1.00 per share	457(r)	—	—	—	—	—

Equity	Serial Preferred Shares, without par value	457(r)	—	—	—	—	—

Debt	Senior Debt Securities	457(r)	—	—	—	—	—

Debt	Subordinated Debt Securities	457(r)	—	—	—	—	—

Other	Depositary Shares	457(r)	—	—	—	—	—

Other	Warrants	457(r)	—	—	—	—	—

Other	Units	457(r)	—	—	—	—	—

Other	Purchase Contracts	457(r)	—	—	—	—	—

Total Offering Amounts					—		—

Total Fee Offsets							—

Net Fee Due							—
(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of all of the registration fee.